UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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P.F. CHANG’S CHINA BISTRO, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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P.F. CHANG’S CHINA BISTRO, INC.
7676 East Pinnacle Peak Road
Scottsdale, AZ 85255

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held April 22, 2010

Dear Stockholder:

You are invited to attend the Annual Meeting of the Stockholders of P.F. Chang’s China Bistro, Inc., a Delaware corporation (the “Company”), which will be held on April 22, 2010 at 8 a.m., Mountain Standard Time, at our principal executive offices located at 7676 E. Pinnacle Peak Road, Scottsdale, Arizona, 85255, for the following purposes:

1. To elect a Board of Directors. Management has nominated the following people for election at the meeting: Kerrii B. Anderson, Richard L. Federico, Dawn E. Hudson, Lesley H. Howe, Kenneth A. May, M. Ann Rhoades, James G. Shennan, Jr., Robert T. Vivian, R. Michael Welborn and Kenneth J. Wessels, each to serve a one-year term.

2. To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 2, 2011.

3. To approve any adjournments of the meeting to another time or place, if necessary in the judgment of the proxy holders, for the purpose of soliciting additional proxies in favor of any of the foregoing proposals.

4. To transact such other business as may properly come before the meeting.

Stockholders of record at the close of business on March 1, 2010 (“record date”) are entitled to notice of, and to vote at, this meeting and any adjournments or postponements thereof. For ten days prior to the meeting, a complete list of the stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose relating to the meeting during ordinary business hours at our principal offices located at 7676 E. Pinnacle Peak Road, Scottsdale, Arizona 85255.

Our Annual Meeting materials are available over the Internet. We believe that this delivery process expedites stockholders’ receipt of proxy materials as well as lowers the costs and reduces the environmental impact of our Annual Meeting. All stockholders as of the record date were mailed a Notice of Internet Availability (the “Notice”) with instructions on how to access our Annual Meeting materials online and how to request a paper copy of the materials by mail. The Notice also includes instructions on how to vote online or by telephone. Internet voting must be completed before midnight, Mountain Standard Time, prior to the meeting.

By Order of the Board of Directors,

/s/  Richard L. Federico
Richard L. Federico
Chairman of the Board of Directors
and Co-Chief Executive Officer

Scottsdale, Arizona
March 12, 2010

IMPORTANT:  Please vote your shares via telephone or the Internet, as described in the accompanying materials, to assure that your shares are represented at the meeting, or, if you received a paper copy of the proxy card by mail, you may mark, sign and date the proxy card and return it in the enclosed postage-paid envelope. If you attend the meeting, you may choose to vote in person even if you have previously voted your shares.

GENERAL INFORMATION

The accompanying proxy is solicited by the Board of Directors of P.F. Chang’s China Bistro, Inc., a Delaware corporation (“P.F. Chang’s” or the “Company”), for use at its Annual Meeting of stockholders to be held April 22, 2010, or any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The date of this Proxy Statement is March 12, 2010, the approximate date on which this Proxy Statement and the enclosed proxy were first sent or made available to stockholders.

Notice of Internet Availability.  In accordance with the electronic delivery rules adopted by the Securities and Exchange Commission (“SEC”), the Company is permitted to furnish proxy materials to its stockholders on the Internet, in lieu of mailing a printed copy of proxy materials to each stockholder of record. You will not receive a printed copy of proxy materials unless you request a printed copy. The Notice instructs you as to how you may access and review on the Internet all of the important information contained in the proxy materials. The Notice also instructs you as to how you may vote your proxy. If you received a Notice by mail and would like to receive a printed copy of the Company’s proxy materials and annual report, you must follow the instructions for requesting such materials included in the Notice. Alternatively, you may download or print these materials, or any portion thereof, from any computer with Internet access and a printer. The Company believes this process provides its stockholders the information they need in a more timely manner, while reducing the environmental impact and lowering the costs of printing and delivering the proxy materials.

Electronic Access.  To access the Company’s proxy statement and annual report electronically, please visit www.proxyvote.com or the Company’s Investor Relations website at www.pfcb.com.

Voting Securities.  Only stockholders of record as of the close of business on March 1, 2010, will be entitled to vote at the meeting and any adjournment thereof. As of that date, there were 23,117,592 shares of common stock of the Company, par value $0.001 per share, issued and outstanding, all of which are entitled to vote with respect to all matters to be acted upon at the Annual Meeting. Each holder of record as of that date is entitled to one (1) vote for each share of stock held. The Company’s bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Votes for and against, abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum.

Broker Non-Votes.  A broker non-vote occurs when a broker submits a proxy card with respect to shares held in a fiduciary capacity (typically referred to as being held in “street name”) but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include increases in authorized common stock for general corporate purposes and ratification of the Company’s independent registered public accounting firm. Beginning with stockholder meetings held in fiscal 2010, New York Stock Exchange Rule 452 prohibits brokers from casting discretionary votes in any election of directors. Aside from the election of directors, all matters being voted upon this year’s Annual Meeting constitute routine matters.

Solicitation of Proxies.  The cost of soliciting proxies will be borne by the Company. The Company will solicit stockholders by mail through its regular employees, and no additional compensation will be paid to regular employees for such services. The Company will also request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have stock of the Company registered in the names of such persons and will reimburse them for their reasonable, out-of-pocket costs. The Company also may use the services of its officers, directors, and others to solicit proxies, personally or by telephone, without additional compensation for such services.

Voting of Proxies.  All valid proxies received prior to the meeting will be exercised. All shares represented by a proxy will be voted, and where a proxy specifies a stockholder’s choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If no choice is indicated on the proxy, the shares will be voted in favor of the proposal. A stockholder giving a proxy has the power to revoke his or her proxy, at any time prior to the time it is exercised, by delivering to the Secretary of the Company a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person.

PROPOSAL NUMBER ONE

ELECTION OF DIRECTORS

Directors.  The table below sets forth the Company’s directors and certain information with respect to their ages and background:

			Director
Name	Position with the Company	Age	Since

Kerrii B. Anderson	Director	52	2009
Richard L. Federico	Chairman of the Board of Directors and Co-Chief Executive Officer	55	1996
Lesley H. Howe	Director	65	2003
Dawn E. Hudson	Director	52	2010
Kenneth A. May	Director	49	2007
M. Ann Rhoades	Director	65	2003
James G. Shennan, Jr.	Director	68	1997
Robert T. Vivian	Director and Co-Chief Executive Officer	51	2009
R. Michael Welborn	Director, Executive Vice President and President, Global Brand Development	58	1996
Kenneth J. Wessels	Director	67	2000

Kerrii B. Anderson has served as a director of the Company since October 2009. Ms. Anderson served as Chief Executive Officer and President of Wendy’s International, Inc., a restaurant operating and franchising company, from 2006 to September 2008. From 2000 to 2006, she served as Wendy’s Executive Vice President and Chief Financial Officer. Previously, Ms. Anderson served as Senior Vice President and Chief Financial Officer of M/I Schottenstein Homes, Inc. from 1987 to 2000. Ms. Anderson also serves as a board member of Chiquita Brands International (NYSE: CQB) where she is a member of the audit committee and compensation committee. Additionally, she serves on the board of Laboratory Corporation of America Holdings (NYSE: LH) where she is chairperson of the audit committee and a member of the compensation committee. Ms. Anderson also previously served on the board and was a member of the audit committee of Lancaster Colony Corporation (NASDAQ: LANC) from 1998 through 2005.

Richard L. Federico joined the Company as President and a director in February 1996 and in September 1997 succeeded Paul M. Fleming, founder of the Company, as Chief Executive Officer. In December 2000, Mr. Federico was named Chairman of the Board. From February 1989 to January 1996, Mr. Federico served as President of the Italian Concepts division of Brinker International, Inc. (NYSE:EAT), where he was responsible for concept development and operations. He also serves on the board of directors of Jamba, Inc. (NASDAQ:JMBA) where he is chairman of the nominating and corporate governance committee and a member of the audit committee.

Lesley H. Howe has served as a director of the Company since March 2003. Mr. Howe spent over 30 years with the international accounting firm of KPMG LLP, where he was a senior partner and served as area managing partner/managing partner of that firm’s Los Angeles Office from 1994 to 1997. From December 2001 until its sale in 2007, he was the Chief Executive Officer of Consumer Networks, LLC, a San Diego-based Internet marketing and promotions company. He also serves on the boards of directors and is chair of the audit committees of Volcano Corporation (NASDAQ:VOLC), Jamba Inc. (NASDAQ:JMBA) and NuVasive, Inc. (NASDAQ:NUVA). Mr. Howe is also a member of the corporate governance committee of Volcano Corporation and serves on the board of a privately held company. He previously served on the board and was chair of the audit committee of dj Orthopedics, Inc. (NYSE: DJO) from 2002 through 2008.

Dawn E. Hudson has served as a director of the Company since February 2010. Since March 2009, Ms. Hudson has served as Vice Chairman of The Parthenon Group, an advisory firm specializing in business strategy consulting. She was President and Chief Executive Officer of Pepsi-Cola North America (PCNA), the multi-billion dollar refreshment beverage unit of PepsiCo, Inc. (NYSE: PEP) in the United States and Canada, and Chief Executive Officer of the PepsiCo Foodservice Division, from March 2005 until November 2007. From May 2002 to March

2005, Ms. Hudson served as President of PCNA. She previously served as Senior Vice President, Strategy and Marketing, for PCNA from 1997 to 2002. Ms. Hudson currently serves as a board member of Lowe’s Companies, Inc. (NYSE: LOW), where she is a member of the compensation and organization committee and the governance committee, and Allergan, Inc. (NYSE: AGN), where she is a member of the audit and finance committee and the organization and compensation committee. Additionally, she serves as chairperson of the board for the Ladies Professional Golf Association.

Kenneth A. May has served as a director of the Company since May 2007. Mr. May was the President and Chief Executive Officer of FedEx Kinko’s Office and Print Services, Inc. (“FedEx Kinko’s”), an operating company of FedEx Corporation (NYSE: FDX) (“FedEx”), from February 2006 through March 2008. He came to FedEx Kinko’s as the Executive Vice President, Chief Operating Officer in August 2004. Prior to that, Mr. May worked at FedEx since 1982, most recently as Senior Vice President of U.S. Operations, a position in which he served from 2000 until 2004. Mr. May has served on the national Board of Trustees for the March of Dimes since June 2004 where he is currently chairman of the board.

M. Ann Rhoades has served as a director of the Company since March 2003. Ms. Rhoades has spent over 25 years in a variety of service-based industries, most recently as the Executive Vice President of People for JetBlue Airways Corporation (NASDAQ:JBLU) from 1999 to April 2002. Prior to joining JetBlue, Ms. Rhoades was the Executive Vice President, Team Services & Public Relations of Promus Hotel Corporation/Doubletree Hotel Corporation. Ms. Rhoades is currently the President of People Ink, a human resources consulting company she founded. She also serves as a board member of JetBlue Airways Corporation where she is chairperson of the compensation committee. Ms. Rhoades previously served on the board of directors of Restoration Hardware, Inc. (NASDAQ:RSTO) from 2005 through 2009.

James G. Shennan, Jr. has served as a director of the Company since May 1997. He is General Partner Emeritus of Trinity Ventures, a venture capital firm. Mr. Shennan also serves on the board of directors of Starbucks Corporation (NASDAQ:SBUX) where he is a member of the compensation and management development committee and the nominating and corporate governance committee.

Robert T. Vivian has served as a director of the Company since January 2009 when he was appointed Co-Chief Executive Officer and had previously served as President of the Company since December 2000. Prior to December 2000, Mr. Vivian served as Chief Financial Officer since joining the Company in 1996. From January 1991 to April 1996, Mr. Vivian served in a variety of positions at Brinker International, Inc., (NYSE:EAT) the most recent of which was Vice President of Investor Relations.

R. Michael Welborn joined the Company as Executive Vice President in May 2005 and was appointed President, Global Brand Development during 2009. He has served as a director of the Company since August 1996. Mr. Welborn has over 25 years of experience in financial services, most recently as Executive Vice President for Bank One Corporation, a national bank, from January 1996 through July 2004. From September 1993 to December 1995, he served as Managing Director of The Venture West Group, a merchant bank. From May 1988 to September 1993, Mr. Welborn served as Chairman of Citibank of Arizona. Mr. Welborn also serves on the board of directors of a private company.

Kenneth J. Wessels has served as a director of the Company since October 2000. Mr. Wessels was the Chief Executive Officer and Chairman of the Board of Strong Financial Corporation from December 2003 through December 2004, where he remains a member of the board of directors. Mr. Wessels was Chief Executive Officer of Dain Rauscher Wessels and a director of Dain Rauscher, Inc., from March 1998 to May 2000. Prior to joining Dain Rauscher, Mr. Wessels was Chief Executive Officer of Wessels, Arnold & Henderson, an investment banking firm which he founded in 1986. In addition, Mr. Wessels also serves on the board of directors of a private company.

The bylaws currently provide that the number of directors shall be not less than six (6) nor more than ten (10). Management’s nominees for election at the Annual Meeting of Stockholders to the Board of Directors are Kerrii B. Anderson, Richard L. Federico, Lesley H. Howe, Dawn E. Hudson, Kenneth A. May, M. Ann Rhoades, James G. Shennan, Jr., Robert T. Vivian, R. Michael Welborn and Kenneth J. Wessels. If elected, the nominees will serve as directors until the Company’s 2011 Annual Meeting of Stockholders, and, until their successors are elected and qualified. If a nominee declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election, the proxies may be voted for such substitute nominee as management may designate.

If a quorum is present and voting, each of the ten (10) nominees receiving a higher number of votes cast “for” such nominee than “against” such nominee will be elected. Proxies cannot be voted for more than ten (10) nominees. Abstentions, “broker non-votes” and withheld votes will have no effect on the outcome of the vote. Under the Company’s Bylaws, if an incumbent director is not elected, the director shall tender his or her resignation to the Board of Directors. The Nominating and Corporate Governance Committee will make a recommendation to the Board of Directors on whether to accept or reject such director’s resignation. The Board of Directors will act on the Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within ninety (90) days from the date of the certification of the election results. The Nominating and Corporate Governance Committee in making its recommendation and the Board of Directors in making its decision may each consider any factors or other information that they consider appropriate and relevant. The director who tenders his or her resignation will not participate in the recommendation of the Nominating and Corporate Governance Committee or the Board of Directors’ decision with respect to his or her resignation.

If a director’s resignation is accepted by the Board of Directors, then the Board of Directors may fill the resulting vacancy or may decrease the size of the Board of Directors as permitted by the Bylaws of the Company.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NOMINEES NAMED ABOVE.

CORPORATE GOVERNANCE

Director Independence

The Board has determined that, other than Mr. Federico, Mr. Vivian and Mr. Welborn, each of the members of the Board is an independent director for purposes of the NASDAQ rules.

Board Leadership Structure

The Board believes that Mr. Federico, the Company’s Co-Chief Executive Officer, is currently best situated to serve as Chairman because he is the director most familiar with the Company’s business and industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. Independent directors and management have different perspectives and roles in strategy development. The Company’s independent directors bring experience, oversight and expertise from outside the company and industry, while the Co-Chief Executive Officer brings company-specific experience and expertise. The Board believes that the combined role of Chairman and Co-Chief Executive Officer promotes strategy development and execution, and facilitates information flow between management and the Board, which are essential to effective governance.

One of the key responsibilities of the Board is to develop strategic direction and hold management accountable for the execution of strategy once it is developed. At this time, the Board believes that providing for the combined role of Chairman and Co-Chief Executive Officer, as well as an independent lead director having the duties described below, is in the best interest of stockholders because it provides the appropriate balance between strategy development and execution, on the one hand, and independent oversight of management, on the other.

Mr. Shennan serves as the Company’s lead independent director which means that he presides as Chairman of the Board during the executive session of non-employee directors that is held at each meeting. The lead independent director also has the responsibility of consulting with management on meeting agendas, acting as a liaison between management and the non-management directors, maintaining frequent contact with the Chairman and Co-Chief Executive and facilitating teamwork and communication between the non-management directors and management.

Board Meetings and Committees

During the fiscal year ended January 3, 2010, the Board held five (5) meetings. Each director serving on the Board in fiscal 2009 attended at least 75% of the meetings of the Board and the Committees on which he or she served, with the exception of Ms. Anderson who joined the Board in October 2009 and attended all meetings subsequent to her appointment. Ms. Anderson filled the vacancy created when F. Lane Cardwell departed the Board in May 2009. Ms. Hudson joined the Board in fiscal 2010 and thus did not attend any fiscal 2009 meetings.

The Board of Directors has three standing committees: the Audit Committee, the Compensation and Executive Development Committee and the Nominating and Corporate Governance Committee.

Risk Management

The Board is actively involved in the oversight of risks that could affect the Company. This oversight is conducted primarily through committees of the Board, but the full Board retains responsibility for general oversight of risks. The Board satisfies this responsibility through reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from management responsible for oversight of particular risks within the Company.

The Compensation and Executive Development Committee is responsible for overseeing the management of risks related to the Company’s executive compensation plans and arrangements. The Audit Committee oversees management of financial risks and meets with management on a quarterly basis regarding enterprise risk management. The reports on enterprise risk management that are made to the Audit Committee summarize management’s assessment of risk exposures, including risks related to liquidity, credit, operations and regulatory compliance, among others, and the processes in place to monitor and control such exposures. The Nominating and Corporate Governance Committee manages risks associated with the independence of the Board of Directors and potential conflicts of interest.

Audit Committee

The members of the Audit Committee at the end of fiscal 2009 were Mr. Howe (Chairperson), Mr. Shennan and Mr. Wessels. One of the Company’s former directors, Mr. Cardwell, served on the Audit Committee through his board departure date in May 2009. Mr. Shennan served on the Audit Committee from May 2009 through February 2010, at which time Ms. Anderson was appointed to serve on the Audit Committee.

Each of the members of the Audit Committee is independent for purposes of the NASDAQ and SEC rules as they apply to audit committee members. The Board of Directors has determined that both Mr. Howe and Ms. Anderson are audit committee financial experts, as defined in the rules and regulations of the SEC. The Audit Committee held eight (8) meetings during the fiscal year ended January 3, 2010. The functions of the Audit Committee include: recommending to the Board the retention of independent registered public accounting firm, reviewing and approving the planned scope, proposed fee arrangements and results of the Company’s annual audit, reviewing the adequacy of the Company’s accounting and financial controls and reviewing the independence of the Company’s independent registered public accounting firm. Additional information regarding the functions performed by the Committee is set forth in the “REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS” included in this annual proxy statement. The Audit Committee is governed by a written charter approved by the Board of Directors, a copy of which is available on the Company’s website at www.pfcb.com.

Compensation and Executive Development Committee

The members of the Compensation and Executive Development Committee (the “Committee”) at the end of fiscal 2009 were Ms. Rhoades (Chairperson), Mr. May and Mr. Shennan. Each of the members of the Committee is independent for purposes of the NASDAQ rules. During the fiscal year ended January 3, 2010, the Committee held five (5) meetings. The Committee’s function is to review and approve the salaries, annual incentive compensation and long-term incentive compensation for executive officers and key employees. For additional information concerning the Committee, see “COMPENSATION DISCUSSION AND ANALYSIS” and “REPORT OF THE COMPENSATION AND EXECUTIVE DEVELOPMENT COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION” included in this annual proxy statement. The Committee is governed by a written charter approved by the Board of Directors, a copy of which is available on the Company’s website at www.pfcb.com.

Effective February 2010, Ms. Hudson was appointed to serve as an additional member of the Committee.

Nominating and Corporate Governance Committee

The members of the Nominating and Corporate Governance Committee (the “Nominating Committee”) during fiscal 2009 were Mr. Shennan (Chairperson), Mr. May and Mr. Wessels. Each of the members of the Nominating Committee is independent for purposes of the NASDAQ rules. During the fiscal year ended January 3, 2010, the Nominating Committee held four (4) meetings. The Nominating Committee’s functions are to consider qualified candidates for appointment and nomination for election to the Board of Directors and make recommendations concerning such candidates, develop corporate governance principles for recommendation to the Board of Directors and oversee the regular evaluation of the Company’s directors and management.

Director Nominations

The Board of Directors has adopted a Policy on Director Nominations (the “Nominating Policy”), the purpose of which is to describe the process by which a candidate for possible inclusion in the Board’s recommended slate of director nominees (the “Candidate”) is selected. The Nominating Policy is administered by the Nominating Committee of the Board.

Minimum Criteria for Board Member Candidates

Each Candidate must possess at least the following minimum qualifications to be considered for a position on the Board of Directors:

•	Each Candidate shall be prepared to represent the best interests of all of the Company’s stockholders and not just one particular constituency.

•	Each Candidate shall be an individual who has demonstrated integrity and ethics in his/her personal and professional life and has an established record of professional accomplishment in his/her chosen field.

•	No Candidate, or family member (as defined in the NASDAQ rules) or affiliate or associate (each as defined in Rule 405 under the Securities Act of 1933, as amended) of a Candidate, shall have any material personal, financial or professional interest in any present or potential competitor of the Company.

•	Each Candidate shall be prepared to participate fully in Board activities, including active membership on at least one Board committee and attendance at, and active participation in, meetings of the Board and the committee of which he/she is a member, and not have other personal or professional commitments that would, in the Nominating Committee’s sole judgment, interfere with or limit his or her ability to do so.

•	Each Candidate shall be willing to make, and be financially capable of making, the required investment in the Company’s stock in the amount and within the timeframe specified in the Company’s Corporate Governance Principles and Practices.

Desirable Skills and Qualities

In addition, the Nominating Committee also considers it desirable that Candidates possess the following qualities or skills:

•	Each Candidate should contribute to the Board’s overall diversity — diversity being broadly construed to mean a variety of opinions, perspectives, personal and professional experiences and backgrounds, such as gender, race and ethnicity differences, as well as other differentiating characteristics.

•	Each Candidate should contribute positively to the existing chemistry and collaborative culture among Board members.

•	Each Candidate should possess professional and personal experience and expertise relevant to the Company’s goal of being a leading consumer brand. At this stage of the Company’s development, relevant experiences might include, among other things, large company CEO experience, senior-level multi-unit retail or restaurant experience, and relevant senior-level expertise in one or more of the following areas — finance, accounting, sales and marketing, organizational development, information technology and public relations.

Internal Process for Identifying Candidates

The Nominating Committee has two primary methods for identifying Candidates (other than those proposed by the Company’s stockholders, as discussed below). First, on a periodic basis, the Nominating Committee solicits ideas for possible Candidates from a number of sources — members of the Board; senior-level Company executives; individuals personally known to the members of the Board; and research, including database and Internet searches.

Second, the Nominating Committee may from time to time use its authority under its charter to retain at the Company’s expense one or more search firms to identify Candidates (and to approve any such firms’ fees and other retention terms). If the Nominating Committee retains one or more search firms, they may be asked to identify possible Candidates who meet the minimum and desired qualifications expressed in the Nominating Policy, to interview and screen such candidates (including conducting appropriate background and reference checks), to act as a liaison among the Board, the Nominating Committee and each Candidate during the screening and evaluation process, and thereafter to be available for consultation as needed by the Nominating Committee. Both Ms. Anderson and Ms. Hudson were found under this process.

The Nominating Policy divides the process for Candidates nominated by stockholders into the general nomination right of all stockholders and nominations by “Qualified Stockholders” (as defined below).

General Nomination Right of All Stockholders

Any stockholder of the Company may nominate one or more persons for election as a director of the Company at an Annual Meeting of stockholders if the stockholder complies with the notice, information and consent provisions contained in the Company’s bylaws. The Company’s bylaws are available publicly on the Company’s website at www.pfcb.com. Under these provisions, stockholders may recommend individuals for consideration by the Company’s Nominating Committee to become nominees for election to the Company’s Board of Directors so long as any notice of such nomination is provided to us on a timely basis and satisfies certain other conditions set forth in the bylaws. To be timely, any notice must be received at the Company’s principal executive offices, addressed to the Company’s Secretary, not earlier than the 120th day, and not later than the close of business on the 90th day, prior to the anniversary of the date of the previous year’s annual meeting of stockholders, except that if no annual meeting was held in the previous year or the date of the annual meeting has been advanced by more than 30 calendar days from the date contemplated at the time of the previous year’s proxy statement, notice by the stockholder to be timely must be so received not earlier than the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such annual meeting is first made by the Company. For the Company’s 2011 Annual Meeting of Stockholders, proper notice of a stockholder nomination must be received not earlier than December 22, 2010, nor later than the close of business on January 21, 2011.

The procedures described in the following paragraph are meant to establish an additional means by which certain stockholders can have access to the Company’s process for identifying and evaluating Candidates, and is not meant to replace or limit stockholders’ general nomination rights in any way.

Proposals by Qualified Stockholders

In addition to those Candidates identified through its own internal processes, the Nominating Committee will evaluate Candidates proposed by a single stockholder that has beneficially owned more than 2% of the Company’s common stock for at least one year (and will hold the required number of shares through the annual stockholders meeting) and that satisfies the notice, information and consent provisions in the Nominating Policy (a “Qualified Stockholder”). All Candidates (whether identified internally or by a Qualified Stockholder) who, after evaluation, are then recommended by the Nominating Committee and approved by the Board will be included in the Company’s recommended slate of director nominees in its proxy statement.

In order to be considered by the Nominating Committee for an upcoming Annual Meeting of stockholders, a notice from a Qualified Stockholder regarding a potential candidate must be received by the Nominating Committee not less than 120 calendar days before the anniversary of the date of the Company’s proxy statement released to stockholders in connection with the previous year’s Annual Meeting. Where the Company changes its Annual Meeting date by more than 30 days from year to year, the notice must be received by the Nominating Committee no later than the close of business on the 10th day following the day on which notice of the date of the upcoming Annual Meeting is publicly disclosed.

Any Candidate proposed by a Qualified Stockholder must be independent of the Qualified Stockholder in all respects (i.e., free of any material personal, professional, financial or business relationships from the nominating stockholder), as determined by the Nominating Committee or by applicable law. Any Candidate submitted by a Qualified Stockholder must also meet the definition of an “independent director” under applicable NASDAQ rules.

The Company did not receive any director nominations from stockholders for the Annual Meeting.

Evaluation of Candidates

The Nominating Committee will consider all Candidates identified through the processes described above, and will evaluate each of them, including incumbents, based on the same criteria.

If, based on the Nominating Committee’s initial evaluation, a Candidate continues to be of interest to the Nominating Committee, the Chair of the Nominating Committee will interview the Candidate and communicate the Chair’s evaluation to the other Committee members and the Co-Chief Executive Officers. If the Chair’s initial evaluation is favorable, the Candidate will be interviewed by one or more of the other Nominating Committee members, other Board members, and members of senior management. If the results of these interviews are favorable, the Chair of the Nominating Committee will arrange to have appropriate reference and background checks conducted and the Chair will report the findings from such checks to the other Nominating Committee members. The Nominating Committee will then meet to consider and finalize its list of recommended Candidates for the Board’s consideration. Except as may be required by applicable law, rule or regulation, the Nominating Committee will have no obligation to discuss the outcome of the evaluation process, or the reasons for the Nominating Committee’s recommendations, with any stockholder who made a proposal.

Timing of Identification and Evaluation Process

The Company’s fiscal year ends each year on the Sunday closest to December 31. The Nominating Committee usually meets in December and February to consider, among other things, Candidates to be recommended to the Board for inclusion in the Company’s recommended slate of director nominees for the next Annual Meeting and the Company’s proxy statement. The Board usually meets each February to vote on, among other things, the slate of director nominees to be submitted to and recommended for election by stockholders at the Annual Meeting, which is typically held in April of the same year.

The Nominating Policy is intended to provide a set of flexible guidelines for the effective functioning of the Company’s director nominations process. The Nominating Committee intends to review the Nominating Policy at least annually and anticipates that modifications will be necessary from time to time as the Company’s needs and circumstances evolve, and as applicable legal or listing standards change. The Nominating Committee may modify or amend the Nominating Policy at any time. Should this occur, an amended and restated policy will be made publicly available in the investor relations section of the Company’s website at www.pfcb.com.

Communications with Directors

Stockholders may communicate appropriately with any and all Company directors by sending written correspondence addressed as follows:

Chairman of the Board
or Board of Directors
c/o Chairman of the Corporate Governance and Nominating Committee
P.F. Chang’s China Bistro, Inc.
7676 East Pinnacle Peak Road
Scottsdale, Arizona 85255

Director Attendance at Annual Meetings

The Company believes that the Annual Meeting of stockholders is a good opportunity for the stockholders to meet and, if appropriate, ask questions of the Board of Directors. It is also a good opportunity for the members of the Board of Directors to hear any feedback the stockholders may share with the Company at the meeting. All directors are strongly encouraged to attend the Company’s Annual Meeting of stockholders.

Committee Charters, Business Ethics Policy and Other Corporate Governance Materials

The Board has adopted a charter for each of the committees described above. The Board has also adopted a Business Ethics Policy that applies to all of the Company’s home office and field management employees, officers and directors. These materials and other corporate governance materials are available on the Company’s website at www.pfcb.com.

Compensation and Executive Development Committee Interlocks and Insider Participation

During the last fiscal year, executive compensation was administered by the Committee which is comprised of three non-employee directors of the Company, Ms. Rhoades, Mr. May and Mr. Shennan. Both of the Company’s Co-Chief Executive Officers during fiscal 2009, Mr. Federico and Mr. Vivian, participated in the deliberations of the Committee regarding executive compensation that occurred during 2009, but did not take part in the deliberations regarding their own compensation. Mr. Federico’s and Mr. Vivian’s participation in the deliberations of the Committee included providing information on the performance of people who work at the Company and advisory recommendations regarding appropriate levels of compensation for the Company’s other executive officers.

None of the members of the Committee has been or will be one of the Company’s officers or employees. The Company does not have any interlocking relationships between its executive officers and the Committee and the executive officers and compensation committee of any other entities, nor has any such interlocking relationship existed in the past.

PROPOSAL NUMBER TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors appointed KPMG LLP as the independent registered public accounting firm to audit the consolidated financial statements of the Company for the fiscal year ending January 2, 2011. KPMG LLP has acted in such capacity since its appointment on June 16, 2006. A representative of KPMG LLP is expected to be present at the Annual Meeting of stockholders with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions. At the Annual Meeting, the stockholders are being asked to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2010. If the appointment of KPMG LLP as independent registered public accounting firm for fiscal 2010 is not ratified by stockholders, the adverse vote will be considered a direction to the Audit Committee to consider a different independent registered public accounting firm for next year. However, because of the difficulty in making any substitution so long after the beginning of the current year, the appointment of KPMG LLP for fiscal 2010 will stand, unless the Audit Committee finds other good reason for making a change. Even if this appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

Fees for Professional Services

The following table sets forth the aggregate fees billed to the Company for fiscal 2009 and fiscal 2008 by its independent registered public accounting firm, KPMG LLP:

	Fiscal 2009	Fiscal 2008

Audit Fees(1)	$630,000	$633,243
Tax Fees(2)	$26,965	$94,912
All Other Fees(3)	$—	$—

(1)	Audit Fees consists of fees billed for professional services rendered for the audit of the Company’s consolidated annual financial statements, review of the interim consolidated financial statements included in quarterly reports, and services that are provided by KPMG LLP in connection with regulatory filings or engagements.

(2)	Tax Fees consists of fees billed for professional services rendered for tax advice regarding federal and state tax compliance and consulting.

(3)	All Other Fees include fees for special projects provided by KPMG LLP as approved by the Audit Committee.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services Performed by the Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the Company’s independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval.

Vote Required and Board of Directors’ Recommendation

If a quorum is present, a majority of the stock having voting power present in person or represented by proxy is required for approval of this proposal. Abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum, but will have no effect on the outcome of the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JANUARY 2, 2011.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended January 3, 2010. The following Report of the Audit Committee shall not be deemed to be soliciting material or to be filed with the SEC nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent the Company specifically incorporates it by reference into such filing.

The purpose of the Audit Committee is to assist the Board in its general oversight of the Company’s financial reporting, internal controls and audit functions. The committee’s charter describes in greater detail the full responsibilities of the Audit Committee and is available on the Company’s website at www.pfcb.com. Each of the members of the Audit Committee is independent for the purposes of the NASDAQ and SEC rules as they apply to audit committee members.

The Audit Committee has reviewed and discussed the consolidated financial statements with management and KPMG LLP, the Company’s independent registered public accounting firm. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. KPMG LLP is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America, as well as expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.

Management annually tests and evaluates the Company’s system of internal controls over financial reporting. The Audit Committee is kept apprised of the progress of the evaluation and provides oversight and advice to management. In connection with this oversight, the Audit Committee receives periodic updates provided by management and KPMG LLP at each regularly scheduled Audit Committee meeting. At a minimum, these updates occur quarterly. The Audit Committee also holds regular private sessions with KPMG LLP to discuss its audit plan for the year, the financial statements and risks of fraud. At the conclusion of the process, management provides the Audit Committee with and the Audit Committee reviews a report on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee also reviewed the report of management contained in the Company’s Annual Report on Form 10-K for the fiscal year ended January 3, 2010 filed with the SEC, as well as KPMG LLP’s Report of Independent Registered Public Accounting Firm included in the Company’s Annual Report on Form 10-K related to its integrated audit of the Company’s fiscal 2009 (i) consolidated financial statements and (ii) the effectiveness of the Company’s internal control over financial reporting.

The Company has an Internal Audit Department that reports to the Audit Committee. The Audit Committee reviews and approves the internal audit plan once a year and receives periodic updates of internal audit activity in meetings held at least quarterly throughout the year. Updates include discussion of audit project results, as well as quarterly assessments of internal controls and risks of fraud.

The Audit Committee has discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” as adopted by the PCAOB in Rule 3200T, and PCAOB Auditing Standard No. 5, “An Audit of Internal Control Over Financial Reporting That is Integrated with an Audit of Financial Statements.” In addition, KPMG LLP has provided the Audit Committee with the written disclosures and the letter required by the Independence Standards Board Standard No. 1, as amended, “Independence Discussions with Audit Committees,” and the Audit Committee has discussed with KPMG LLP the firm’s independence.

Based on its review of the consolidated financial statements and discussions with and representations from management and KPMG LLP referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal 2009, for filing with the SEC.

In accordance with Audit Committee policy and the requirements of law, the Audit Committee pre-approves all services to be provided by the Company’s external auditor KPMG LLP. Pre-approval is required for audit services, audit-related services, tax services and other services. In some cases, the full Audit Committee provides pre-approval for up to a year, related to a particular defined task or scope of work and subject to a specific budget. In other cases, a designated member of the Audit Committee may have delegated authority from the Audit Committee to pre-approve additional services, and such pre-approval is later reported to the full Audit Committee. See “Fees for Professional Services” for more information regarding fees paid to KPMG LLP for services related to fiscal 2009 and fiscal 2008.

AUDIT COMMITTEE

Lesley H. Howe
James G. Shennan, Jr.
Kenneth J. Wessels

PROPOSAL NUMBER THREE

ADJOURNMENT OF THE MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES

Under the Company’s Bylaws, any meeting of stockholders, whether or not a quorum is present or has been established, may be adjourned by the affirmative vote of more shares of stock entitled to vote who are present, in person or by proxy, than are voted against the adjournment. No new notice need be given of the date, time or place of the adjourned meeting if such date, time or place is announced at the meeting before adjournment, unless the meeting is adjourned to a date more than 30 days after the date fixed for the original meeting or a new record date is fixed for the adjourned meeting. If the Company determines that an adjournment of the meeting is appropriate for the purpose of soliciting additional proxies in favor of any proposal being submitted by the Company at the meeting, such adjournment will be submitted for a stockholder vote under Item 3 of the attached Notice of Meeting. The Company will also use the discretionary authority conferred on its proxy holders by duly executed proxy cards to vote for any other matter as determined to be appropriate.

Vote Required and Board of Directors Recommendation

If a quorum is present, a majority of the stock having voting power present in person or represented by proxy is required for approval of this proposal. Abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum, but will have no effect on the outcome of the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” ADJOURNMENT OF THE MEETING, IF NECESSARY IN THE JUDGMENT OF THE PROXY HOLDERS, TO SOLICIT ADDITIONAL PROXIES IN FAVOR OF P.F. CHANG’S PROPOSALS IN THIS PROXY STATEMENT.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of March 1, 2010, with respect to the beneficial ownership of the Company’s common stock by:

•	all persons known to be the beneficial owners of more than 5% of the Company’s outstanding common stock;

•	each of the Company’s directors and director-nominees;

•	each of the executive officers named in the Summary Compensation Table below; and

•	all of the Company’s executive officers and directors as a group.

	Shares Owned(1)
	Shares of Common	Percentage
	Stock Beneficially	of Common Stock
Name and Address of Beneficial Owner(2)	Owned	Outstanding(3)

Kornitzer Capital Management, Inc.(4)	2,580,950	11.2%
5420 West 61st Place Shawnee Mission, KS 66205
Morgan Stanley(5)	2,401,407	10.4%
1585 Broadway New York, NY 10036
T. Rowe Price Associates, Inc.(6)	2,259,900	9.8%
100 East Pratt Street Baltimore, MD 21202
BlackRock, Inc.(7)	2,071,193	9.0%
40 East 52nd Street New York, NY 10022
William Blair & Company, LLC(8)	1,286,335	5.6%
222 West Adams Chicago, IL 60606
The Vanguard Group, Inc.(9)	1,170,237	5.1%
100 Vanguard Boulevard Malvern, PA 19355
Richard L. Federico(10)	386,313	1.7%
Robert T. Vivian(11)	327,754	1.4%
R. Michael Welborn(12)	263,554	1.1%
James G. Shennan, Jr.(13)	199,240	*
Mark D. Mumford(14)	138,075	*
Kenneth J. Wessels(15)	99,001	*
M. Ann Rhoades(16)	84,551	*
Lesley H. Howe(17)	83,201	*
Kenneth A. May(18)	12,284	*
Kerrii B. Anderson	1,000	*
Dawn E. Hudson	—	*
Executive Officers and Directors as a group (11 persons)(19)	1,594,973	6.6%

*	Less than 1%

(1)	Under SEC rules, a person is deemed to be the beneficial owner of shares that can be acquired by such person within 60 days upon the exercise of options. Except as otherwise noted, options granted under the P.F. Chang’s China Bistro, Inc., Second Amended and Restated 1998 Stock Option Plan and 2006 Equity Incentive Plan are immediately exercisable, subject to the Company’s right to repurchase unvested shares upon termination of employment at a price equal to the option exercise price.

(2)	Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table. Unless otherwise indicated, the address for each person or entity named above is c/o P.F. Chang’s China Bistro, Inc., 7676 E. Pinnacle Peak Road, Scottsdale, AZ 85255.

(3)	See Note 1. Calculated on the basis of 23,117,592 shares of common stock outstanding as of March 1, 2010.

(4)	Based solely on a Schedule 13G/A filed by Kornitzer Capital Management, Inc. with the SEC on January 22, 2010. Kornitzer Capital Management, Inc. has sole voting power with respect to 2,580,950 shares and sole dispositive power with respect to 2,520,175 shares.

(5)	Based solely on a Schedule 13G/A filed jointly by Morgan Stanley and Morgan Stanley Investment Management, Inc., with the SEC on January 11, 2010. Morgan Stanley has sole voting power with respect to 2,280,445 shares and sole dispositive power with respect to 2,401,407 shares. Morgan Stanley Investment Management, Inc. has sole voting power with respect to 2,212,064 and sole dispositive power with respect to 2,333,026 shares.

(6)	Based solely on a Schedule 13G/A filed by T. Rowe Price Associates, Inc. (“Price Associates”) with the SEC on February 12, 2010. These securities are owned by various individual and institutional investors which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(7)	Based solely on a Schedule 13G filed by BlackRock, Inc. with the SEC on January 29, 2010. BlackRock, Inc. has sole voting and dispositive power with respect to 2,071,193 shares.

(8)	Based solely on a Schedule 13G filed by William Blair & Company LLC with the SEC on February 5, 2010. William Blair & Company LLC has sole voting and dispositive power with respect to 1,286,335 shares.

(9)	Based solely on a Schedule 13G filed by the Vanguard Group, Inc. with the SEC on February 9, 2010. The Vanguard Group, Inc. has sole voting with respect to 27,462 shares and sole dispositive power with respect to 1,142,775 shares

(10)	Includes 254,000 shares subject to options which are exercisable within 60 days of March 1, 2010. 227,798 of these shares would be vested within 60 days after March 1, 2010, and thus would not be subject to repurchase by the Company.

(11)	Includes 263,000 shares subject to options which are exercisable within 60 days of March 1, 2010. 247,248 of these shares would be vested within 60 days after March 1, 2010, and thus would not be subject to repurchase by the Company.

(12)	Includes 234,035 shares subject to options which are exercisable within 60 days of March 1, 2010. 200,133 of these shares would be vested within 60 days after March 1, 2010, and thus would not be subject to repurchase by the Company.

(13)	Includes 95,935 shares subject to options which are exercisable within 60 days of March 1, 2010. All of these shares are vested and thus are not subject to repurchase by the Company.

(14)	Includes 119,243 shares subject to options which are exercisable within 60 days of March 1, 2010. 84,661 of these shares would be vested within 60 days after March 1, 2010, and thus would not be subject to repurchase by the Company.

(15)	Includes 89,591 shares subject to options which are exercisable within 60 days of March 1, 2010. All of these shares are vested and thus are not subject to repurchase by the Company.

(16)	Represents 76,590 shares subject to options which are exercisable within 60 days of March 1, 2010. All of these shares are vested and thus are not subject to repurchase by the Company.

(17)	Represents 75,324 shares subject to options which are exercisable within 60 days of March 1, 2010. All of these shares are vested and thus are not subject to repurchase by the Company.

(18)	Represents 8,874 shares subject to option which are exercisable within 60 days of March 1, 2010. All of these shares are vested and thus are not subject to repurchase by the Company.

(19)	See notes 10-18. Includes 1,106,154 shares subject to options which are exercisable within 60 days of March 1, 2010.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The purpose of this Compensation Discussion and Analysis is to provide material information about the Company’s compensation philosophy, objectives and other relevant policies and to explain and put into context the material elements of the disclosure that follows in this proxy statement with respect to the compensation of the Company’s named executive officers.

Executive Officers

The following executive officers of the Company held the following positions at the end of fiscal 2009:

Name	Position Held With the Company	Age

Richard L. Federico	Chairman of the Board of Directors and Co-Chief Executive Officer	55
Robert T. Vivian	Director and Co-Chief Executive Officer	51
R. Michael Welborn	Director, Executive Vice President and President, Global Brand Development	58
Mark D. Mumford	Chief Financial Officer	48

Richard L. Federico is being considered for re-election to the position of director of the Company. See “Director Nominees” for a discussion of Mr. Federico’s business experience.

Robert T. Vivian is being considered for re-election to the position of director of the Company. See “Director Nominees” for a discussion of Mr. Vivian’s business experience.

R. Michael Welborn is being considered for re-election to the position of director of the Company. See “Director Nominees” for a discussion of Mr. Welborn’s business experience.

Mark D. Mumford has served as Chief Financial Officer of the Company since March 2006. Prior to joining the Company, Mr. Mumford served as Chief Accounting Officer and Vice President Finance for PetSmart, Inc. where he led all facets of accounting, finance and reporting, and was involved in investor relations. Mr. Mumford’s background includes more than 20 years of extensive financial and operational experience in the restaurant, retail and high technology industries.

Compensation and Executive Development Committee Composition and Charter

The Committee assists the Board in fulfilling its responsibilities for determining the compensation provided to the Company’s executive officers. The Committee’s charter is to:

•	collaborate with executive management in developing a compensation philosophy;

•	evaluate and approve compensation for the executive officers; and

•	oversee the general employee benefit programs as well as the Company’s annual and long-term incentive compensation plans and employee stock purchase plan.

The Committee is comprised of three non-employee directors of the Company, Ms. Rhoades, Mr. May and Mr. Shennan. Each member of the Committee meets the independence requirements specified by the NASDAQ, applicable SEC rules and Section 162(m) of the Code, as determined annually by the Board. The Committee held five (5) formal meetings during fiscal 2009. The Chair of the Committee reports the Committee’s actions and recommendations to the full Board following each Committee meeting. Each Board meeting also includes an executive session among only the independent directors in which executive compensation matters are discussed as appropriate.

The Committee’s complete charter is available on the Company’s website at www.pfcb.com.

Compensation Consultants

The Committee has the authority to retain and terminate independent, third-party compensation consultants and to obtain independent advice and assistance from internal and external legal, accounting and other advisors. From time to time, the Committee may engage independent outside compensation consultants to advise regarding matters related to executive compensation with services including, but not limited to, executive compensation benchmarking, compensation program design and peer group analysis. Compensation consultants do not recommend specific pay level changes for the Company’s executive officers.

Role of Executive Officers in Compensation Decisions

The Committee makes all decisions regarding the compensation of executive officers, including annual and long-term incentive compensation programs. The Committee and both Co-Chief Executive Officers (Mr. Federico and Mr. Vivian) annually review the performance of the other executive officers. The Chairman of the Committee and the Chairman of the Nominating and Corporate Governance Committee annually review the performance of each Co-Chief Executive Officer. The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the Committee, which can exercise its discretion in modifying any recommended adjustments or awards.

Compensation Philosophy and Objectives

The goals of the Company’s executive officer compensation policies are to:

•	attract and retain exceptional executive officers and reward appropriately those executive officers who contribute to the Company’s success;

•	align executive officer compensation with the Company’s performance and the interests of its stockholders; and

•	motivate executive officers to achieve the Company’s business objectives.

The Company primarily uses salary, annual incentive compensation and long-term incentive compensation to attain these goals. The Committee reviews compensation surveys and other data to enable the Committee to compare the Company’s compensation levels with those of other companies with which it competes for talent and stockholder investment.

The Committee’s guiding philosophy is to ensure the Company’s compensation and benefits policies attract, motivate and retain executives of the caliber necessary to support the Company’s growth and success, both operationally and strategically. This philosophy guides the design and administration of compensation and benefit programs for the Company’s officers, other executives, and the general workforce. The Committee has continued to employ the following key strategies in support of the Company’s guiding philosophy:

•	Use total annual compensation (salary plus annual incentive compensation) to appropriately recognize each individual officer’s scope of responsibility, role in the organization, experience and contributions.

•	Use long-term incentives to align employee and stockholder interests, as well as to attract, motivate and retain employees and enable them to share in the long-term growth and success of the Company. Such incentives may take the form of non-qualified stock options, stock appreciation rights, restricted stock or cash units, restricted stock awards, performance units, and through participation in a tax-qualified employee stock purchase plan.

•	Provide benefit programs that are competitive within the Company’s defined talent market, provide participant flexibility and are cost-effective to the Company, but are also generally available to all of the Company’s full-time employees.

The Committee refers to external benchmarks as part of its due diligence in determining salary and target award amounts, including the peer group companies noted below in this report.

Determining Executive Compensation

The Company has structured its executive compensation program to motivate executives to achieve the business goals of the Company and reward them for achieving these goals. The Committee determines relevant market data and alternatives to consider when making compensation decisions regarding the executive officers.

For fiscal 2009, the Committee compared compensation levels and mix against a peer group of restaurant and retail companies. Historically, the Company has chosen a peer group that consisted of both restaurant and retail companies as a result of the relatively limited number of restaurant companies that were comparable to the Company and the fact that both industries generally compete for the same executive talent due to their similar economics and business characteristics. The inclusion of retail companies in the peer group has historically provided a greater number of data points for comparison and has mitigated the distorting effects that outliers could have in a smaller group. The companies in the peer group are reviewed periodically and changes are made as appropriate. The peer group companies for fiscal 2009 were:

Brinker International	Chipotle	Texas Roadhouse
Abercrombie & Fitch	Coach	Fossil
Choice Hotels	Chicos FAS	Guess
Ruby Tuesday	Cheesecake Factory	California Pizza Kitchen
Urban Outfitters	DSW	Coldwater Creek
Sonic	Panera Bread	Hibbett Sports
BEBE

In February 2010, the Committee approved a change to the peer group for fiscal 2010. The updated peer group includes only restaurant companies due to a larger population of comparable companies within the restaurant industry and the greater relevance of such companies when evaluating business characteristics, operating results and the potential pool of executive talent. The peer group companies for fiscal 2010 are:

BJ’s Restaurants	Bob Evans	Brinker International
Buffalo Wild Wings	California Pizza Kitchen	CEC Entertainment
Cheesecake Factory	Chipotle	Cracker Barrel
DineEquity	Panera Bread	Red Robin
Ruby Tuesday	Texas Roadhouse

In order to address retention concerns and to align executive compensation levels with the Company’s stated philosophy regarding competitiveness, the Committee has established an overall pay-positioning strategy for total direct compensation (base salary, targeted annual incentive compensation and targeted long-term compensation) for executive officers between the 50th — 75th percentile of compensation paid to similarly situated executives of the companies comprising the peer group. Variations to this targeted range may occur as dictated by the experience level of the individual and market factors, such as demand for, and availability of, qualified candidates for a particular position.

A significant percentage of total compensation for the Company’s executive officers is allocated to incentive compensation as a result of the philosophy mentioned above. The Committee gathers and reviews relevant information from industry sources, SEC filings and other publicly available sources to determine the appropriate level and mix of incentive compensation. Income from such incentive compensation is realized as a result of the performance of the Company or the individual, depending on the type of award, compared to established goals. Once the Committee establishes an appropriate level of base annual salary for each executive officer, annual incentive compensation and long-term incentive compensation targets are determined as a percentage of base annual salary using the information discussed above to formulate a comprehensive compensation package for each named executive officer that meets the goals of the Committee’s stated compensation philosophy.

For fiscal 2009, the base salaries for the Company’s named executive officers taken as a group were between the 50th — 75th percentile of target and actual base salaries for the peer group companies. For fiscal 2009, total annual compensation (base salary and annual incentive compensation) and total direct compensation (total annual compensation and long-term incentive compensation) for the named executive officers as a group approximated the range for peer group companies.

Compensation Components and Processes

Base Salary

The annual salary for executive officers is determined relative to job scope and responsibilities, past and current contributions, compensation for similar positions at the peer group companies and individual factors such as unique skills, demand in the labor market, and longer-term development and succession plans.

The Committee typically reviews executive officer salaries annually after the end of each fiscal year. At its February 2009 meeting, the Committee reviewed the Company’s fiscal 2008 performance and peer group information. No salary increases were approved for executive officers at that time, with the exception of Mr. Vivian, due to the Committee’s plans to further assess macroeconomic conditions and the Company’s financial performance prior to awarding fiscal 2009 salary increases to executive officers. Mr. Vivian was appointed Co-Chief Executive Officer at the beginning of fiscal 2009 and his annual base salary was increased to $600,000 in connection with this promotion. Based on the Committee’s review of the Company’s financial performance during the first half of fiscal 2009, a three percent base salary increase was approved for each of the other three executive officers at the Committee’s July 2009 meeting.

The following table shows base salaries for the named executive officers for the current year and each of the past two years:

	Annual Salary
Executive Officer	2010	2009	2008

Richard L. Federico	$696,280	$676,000	$676,000
Robert T. Vivian	600,000	600,000	458,000
R. Michael Welborn	374,920	364,000	364,000
Mark D. Mumford	329,600	320,000	320,000

Annual Incentive Compensation

The Company maintains an annual Officer Bonus Plan (the “Bonus Plan”) designed to reward achievement of specified levels of financial and individual performance.

2009 and 2010 Annual Incentive Targets

The Company believes that measuring annual performance and determining annual incentive payouts utilizing long-term measures, such as Return on Invested Capital (“ROIC”), creates solid alignment between executive compensation and stockholder interests by providing an enhanced focus on long-term stockholder value creation. Accordingly, annual bonuses paid to the Company’s executive officers under the fiscal 2009 Bonus Plan were, and fiscal 2010 Bonus Plan will be, based on the Company’s current fiscal year performance as determined by the Company’s current fiscal year ROIC relative to both the current fiscal year Weighted Average Cost of Capital (“WACC”) and the prior fiscal year ROIC. The Company’s ROIC for any given fiscal year is calculated as Net Operating Profit After-Tax divided by Total Invested Capital.

The following salary multipliers are used in the bonus determination for each executive officer:

	Co-Chief Executive	Chief Financial	Executive Vice
	Officers	Officer	President

Salary multiplier	100%	60%	60%

The actual fiscal year cash bonus payout for each executive officer is calculated by multiplying each executive’s annual base salary by their salary multiplier and the current fiscal year company performance multiplier. The company performance multiplier is defined as follows:

Company Performance Multiplier = (Current Year ROIC divided by Current Year WACC) multiplied by (Current Year ROIC divided by Prior Year ROIC)

The Company Performance Multiplier for fiscal 2009 was 115% and such amount was applied to the salary multiplier for each executive officer to determine the amount of each officer’s fiscal 2009 annual incentive payment. See the Summary Compensation Table for related amounts.

The Committee approved the fiscal 2010 Bonus Plan, which is identical in form to the 2009 Bonus Plan, at its February 10, 2010 meeting.

Long-Term Incentive Compensation

The Company believes in a strong alignment of interests between its executive officers and the Company’s stockholders. As such, long-term incentives are designed to emphasize sustained performance over multiple years to help build stockholder value. Such incentives may be equity-settled or cash-settled but all awards have a strong linkage to the Company’s stock price and other long-term measures.

2009 Long-Term Incentives

Cash-settled stock-based awards

Fiscal 2009 long-term incentive awards granted to employees and executive officers (excluding Mr. Federico and Mr. Vivian) were made in the form of cash-settled stock based awards (restricted cash units or “RCUs”). The settlement value of RCUs is based on the Company’s stock price and therefore such awards strongly align with the interests of the Company’s stockholders. RCUs are settled in cash rather than through the issuance of additional shares; therefore, such awards eliminate the potential stockholder dilution impact that resulted from previous equity award issuances. Additionally, RCUs receive variable accounting treatment under the current accounting literature which enables the Company to achieve better matching of the share-based compensation expense recognized for financial statement purposes with the ultimate value received by employees.

Performance Units

On February 16, 2009, the Committee approved the award of 600,000 performance units to each of the Company’s Co-Chief Executive Officers, Mr. Federico and Mr. Vivian, pursuant to the Company’s 2006 Equity Incentive Plan. Each award will vest on January 1, 2012, at which time the value of such awards, if any, will be determined and paid in cash.

The cash value of the performance units will be equal to the amount, if any, by which the Company’s final average stock price, as defined, exceeds the strike price. The strike price will be adjusted, either up or down, based on the percentage change in the Russell 2000 Index during the performance period, as defined, which approximates three years. The total value of the performance units is subject to a maximum value of $12.50 per unit. If the Company’s stock appreciation is less than the Russell 2000 Index, the performance units will have no value. In the event of an executive’s involuntary separation without cause or due to a change in control (as both terms are defined in the executive employment agreements) prior to the end of the performance period, the performance period will end and the maximum value per unit may be calculated at a reduced amount. Additionally, if the Company’s final average stock price declines compared to the original strike price, the total value of the performance units, if any, will be reduced by 50 percent.

It is the Committee’s intent that the granting of these performance units will satisfy the future long-term incentive needs of Mr. Federico and Mr. Vivian during the term of these awards.

Employee Stock Purchase Plan

The Company has an Employee Stock Purchase Plan (“ESPP”) in which all employees, including the executive officers, may choose to participate. Participants are currently able to purchase shares of the Company’s common stock with a value of up to $6,250 at a price equal to 95% of the fair market value of the stock at the end of each three-month offering period for the ESPP. The Committee continues to believe that this is an effective vehicle for enabling executives and employees to increase their ownership position in the Company, thereby promoting a closer link between the interests of employees and the Company’s stockholders.

Restoration Plan

Effective July 1, 2007, the Company adopted a Restoration Plan, a nonqualified deferred compensation plan which allows the named executive officers and highly compensated employees with six months of service to defer receipt of a portion of their compensation and contribute such amounts to one or more investment funds. The maximum aggregate amount deferrable under the Restoration Plan is 75% of base salary and 100% of cash incentive compensation. The Company makes bi-weekly matching contributions in an amount equal to 25% of the first 6% of employee compensation contributed, subject to an annual maximum of $3,675 during fiscal 2009. Company match contributions to the Restoration Plan commence after one year of service and a minimum of 1,000 hours worked. Marching contributions vest at the rate of 20% each year beginning after the employee’s first year of service. For the fiscal year ended January 3, 2010, the Company’s matching contribution expense for all employees participating in the Restoration Plan was $0.2 million. The Restoration Plan provides executives with an opportunity to achieve retirement income security and acts as an additional means to help the Company retain its executive officers.

Benefits and Perquisites

The Committee oversees the design, implementation and administration of all Company-wide benefit programs. The Committee periodically reviews the cost and prevalence of these programs to ensure these programs are in line with competitive practices and are warranted, based upon the business need and contributions of the executive officers. The benefits and perquisites available to the executive officers are also generally available to all of the Company’s full-time employees.

Executive Stock Ownership Requirements

As stated above, one of the goals of the Company’s executive compensation program is to align the interests of its executives with those of its stockholders. Accordingly, the Company maintains stock ownership guidelines for its named executive officers. The guidelines are intended to encourage retention and to further align the financial interests of executive officers with those of its stockholders. The guidelines are based on a multiple of base salary for each position as set forth in the table below. In addition to shares that are owned, the executives are able to count the value of in-the-money options plus unvested restricted shares, restricted stock units and RCUs, if any. Each executive has five years from the initiation of the program to comply with the foregoing guidelines. The following table shows the targeted multiple of base salary and the March 1, 2010 status for each executive officer with respect to compliance with the Company’s stock ownership guidelines.

	Multiple		Value Held at	Excess/(Shortfall)	Shares of Common	Percentage of
	of Base		March 1,	as of March 1,	Stock Beneficially	Common Stock
Executive Officer	Salary		2010	2010	Owned(1)	Outstanding(1)

Richard L. Federico	4	x	$7,443,535	$4,658,415	386,313	1.7%
Robert T. Vivian	4	x	5,365,986	2,965,986	327,754	1.4%
R. Michael Welborn	2	x	2,853,053	2,103,213	263,554	1.1%
Mark D. Mumford	2	x	1,584,345	925,145	138,075	*

(1)	See Stock Ownership of Certain Beneficial Owners and Management table and related notes for further information regarding these amounts.

*	Less than 1%

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

The Company has entered into employment agreements with each of its named executive officers. The agreements are substantially identical. They each provide for an initial three-year term and automatic renewal for subsequent one-year terms unless either the Company or the employee provides written notice that the agreement shall not automatically renew. The agreements prohibit these officers from competing with the Company in the area of Chinese and Asian food concepts during the term of the agreements and for one year after termination.

Each of the employment agreements also provides for severance payments upon termination and after a change of control of the Company. The Committee believes that terms of these agreements are in line with market standards and are an important means to allow management to continue to focus on running the business of the Company in the event of a pending or actual change of control event or otherwise. More detailed information concerning these severance payments appears herein under the caption “Potential Payments Upon Termination or Change in Control.”

Tax and Accounting Implications

The Company has considered the provisions of the Internal Revenue Code of 1986, as amended, and the related regulations of the Internal Revenue Service which restrict deductibility of executive compensation paid to each of the five most highly compensated executive officers at the end of any fiscal year to the extent such compensation exceeds $1,000,000 for any of such officers in any year and does not qualify for an exception under the statute or regulations. The Company’s policy is to qualify its executive compensation for deductibility under applicable tax laws as practicable. In the future, the Committee will continue to evaluate the advisability of qualifying its executive compensation for deductibility of such compensation.

The Company has also taken into consideration Internal Revenue Code Section 409A in the design and implementation of the Company’s compensation programs. If an executive is entitled to nonqualified deferred compensation benefits that are subject to Section 409A, and such benefits do not comply with Section 409A, then the benefits are taxable in the first year they are not subject to a substantial risk of forfeiture. In such case, the executive is subject to regular federal income tax, interest and an additional federal income tax of 20% of the benefit includible in income.

Compensation Information

Summary Compensation Table

The following table sets forth information for fiscal years 2009, 2008 and 2007 concerning the compensation of the Co-Chief Executive Officers, the Chief Financial Officer and the other named executive officer of the Company who were serving in such capacity as of the end of the Company’s last completed fiscal year.

								Change in Pension
				Equity-Based Compensation				Value and
						Cash-Settled	Cash-Settled	Nonqualified
				Stock	Restricted	Stock	Performance	Deferred
				Option	Stock	Based	Unit	Compensation	All Other
		Salary	Bonus	Awards	Awards	Awards	Awards	Earnings	Compensation	Total
Name and Principal Position	Year	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)(7)	($)(8)	($)

Richard L. Federico	2009	710,580	817,167	—	—	—	1,926,000	3,675	2,616	3,460,038
Chairman and Co-Chief	2008	676,000	739,200	—	777,231	—	—	3,375	8,949	2,204,755
Executive Officer	2007	650,000	—	—	—	—	—	3,375	5,330	658,705
Robert T. Vivian	2009	617,615	710,258	—	—	—	1,926,000	—	4,835	3,258,708
Co-Chief Executive	2008	458,000	500,800	—	606,900	—	—	—	6,196	1,571,896
Officer	2007	440,000	—	—	—	—	—	—	4,926	444,926
R. Michael Welborn	2009	382,620	264,008	—	—	407,218	—	3,675	6,958	1,064,479
Executive Vice	2008	364,000	238,800	—	328,229	—	—	3,375	7,620	942,024
President and President,	2007	350,000	—	571,522	—	—	—	1,750	8,476	931,748
Global Brand Development
Mark D. Mumford	2009	336,369	232,095	—	—	349,038	—	—	3,185	920,687
Chief Financial Officer	2008	320,000	234,700	—	291,867	—	—	—	5,242	851,809
	2007	305,000	—	500,080	—	—	—	—	4,196	809,276

(1)	Salary for fiscal 2009 reflects the impact of a 53-week fiscal year.

(2)	No amounts were paid out under the Company’s Annual Bonus Plan related to fiscal 2007.

(3)	This column represents the total grant date fair value of stock options granted to each of the applicable named executives. At the request of Mr. Federico and Mr. Vivian, no stock option awards were granted to either of them during fiscal 2007. The fair value of stock options was estimated on the grant date using a Black-Scholes option pricing model. For additional information on the valuation assumptions with respect to stock option grants, refer to note 1 of the Company’s financial statements in the Form 10-K for the year ended January 3, 2010, as filed with the SEC. These amounts reflect the company’s total accounting expense for these awards to be recognized over the full five-year vesting term and do not correspond to the actual value that may be recognized by the executives. The actual value, if any, that an executive may realize upon exercise of the options will depend on the excess of the stock price over the base value on the date of exercise, so there is no assurance that the value realized by an executive will be at or near the value estimated by the Black-Scholes model.

(4)	This column represents the total grant date fair value of restricted stock awards granted to each of the applicable named executives. The fair value of restricted stock awards was calculated based upon the closing market price of the Company’s common stock on grant date. These amounts reflect the Company’s total accounting expense for these awards to be recognized over the full three-year vesting term and do not correspond to the actual value that will be recognized by the executives. The actual value that an executive will realize upon vesting of restricted stock awards will depend on the market price of the Company’s stock on the vesting date, so there is no assurance that the value realized by an executive will be at or near the value of the market price of the Company’s stock on the grant date.

(5)	This column represents the total grant date fair value of cash-settled stock based awards granted to each of the applicable named executives. The fair value of cash-settled stock based awards was calculated based upon the sum of (a) the closing market price of the Company’s common stock on the grant date and (b) the estimated fair value of a hypothetical three-year stock option calculated using a Black-Scholes option pricing model. The grant-date fair value per unit was $44.21. The amounts shown in this column reflect the Company’s total accounting expense for these awards to be recognized over the full three-year vesting term as calculated on the grant date. Due to the cash-settlement feature of these awards, they are considered to be liability awards which require the fair value to be recalculated at the end of each reporting period with a cumulative expense adjustment recognized, if necessary. The fair value per unit as of January 3, 2010 was $50.46. Additionally, amounts shown do not correspond to the actual value that will be recognized by the executives. The actual value that an executive will realize upon vesting of cash-settled stock based awards will depend on the market price of the Company’s stock on the vesting date, so there is no assurance that the value realized by an executive will be at or near the value of the market price of the Company’s stock on the grant date.

(6)	Cash-settled performance units were issued to each of the Company’s Co-CEOs during 2009 and such awards are intended to satisfy the long-term incentive needs of Mr. Federico and Mr. Vivian during the approximate three-year term of these awards such that no additional long-term incentives are anticipated to be issued prior to the vesting of such awards. See Long-Term Incentives section for further information regarding cash-settled performance units. This column represents the total grant date fair value of cash-settled performance unit awards granted to each of the applicable named executives. The fair value of cash-settled performance unit awards was calculated using a Monte Carlo simulation model which incorporates historical performance, volatility and correlation of the Company’s stock price and the Russell 2000 index. The grant-date fair value per unit was $3.21 and the awards contain a maximum value at vesting of $12.50 per unit. The amounts shown in this column reflect the Company’s total accounting expense for these awards to be recognized over the full vesting term as calculated on the grant date. Due to the cash-settlement feature of these awards, they are considered to be liability awards which require the fair value to be recalculated at the end of each reporting period with a cumulative expense adjustment recognized, if necessary. The fair value per unit as of January 3, 2010 was $6.54. Additionally, amounts shown do not correspond to the actual value that may be recognized by the executives. The actual value, if any, that an executive may realize upon vesting of cash-settled performance unit awards will depend on the relative performance of the Company’s stock and the Russell 2000 index over the award term, so there is no assurance that the value realized by an executive will be at or near the grant date award value.

(7)	A portion of the salary may have been contributed to a restoration plan. The Company makes bi-weekly matching contributions to the Plan in an amount equal to 25% of the first 6% of employee compensation contributed, subject to an annual maximum of $3,375 in fiscal 2007 and fiscal 2008 and $3,675 in fiscal 2009. The total Company matching contribution amount is presented in the deferred compensation column.

(8)	See the All Other Compensation table below for further details.

All Other Compensation Table

The following table sets forth information regarding the detail comprising the “All Other Compensation” column of the Summary Compensation Table shown above.

				Total All
		Lucky Cat		Other
		Dining Card	ESPP	Compensation
Name and Principal Position	Year	Usage ($)(1)	($)(2)	($)

Richard L. Federico	2009	1,106	1,510	2,616
Chairman and Co-Chief Executive Officer	2008	7,815	1,134	8,949
	2007	4,196	1,134	5,330
Robert T. Vivian	2009	3,230	1,605	4,835
Co-Chief Executive Officer	2008	2,828	3,368	6,196
	2007	1,558	3,368	4,926
R. Michael Welborn	2009	5,353	1,605	6,958
Executive Vice President and	2008	4,100	3,520	7,620
President, Global Brand Development	2007	4,956	3,520	8,476
Mark D. Mumford	2009	3,185	—	3,185
Chief Financial Officer	2008	5,242	—	5,242
	2007	4,196	—	4,196

(1)	Each executive receives a “Lucky Cat Dining Card” for use at any of the Company’s Bistro or Pei Wei restaurants. The annual Lucky Cat card usage amount is included in the executive’s taxable income.

(2)	Represents the benefit received upon the purchase of the Company’s common stock pursuant to the Company’s Employee Stock Purchase Plan at a price equal to 95% of the fair market value during both fiscal 2009 and fiscal 2008 and 85% of the fair market value during fiscal 2007.

Grants of Plan-Based Awards

The following table provides certain information concerning grants of share-based awards made during the fiscal year ended January 3, 2010, to the persons named in the Summary Compensation Table.

		Cash-settled	Cash-settled
		Performance	Stock-Based	Grant Date	Total
	Grant	Units	Awards	Fair Value Per	Grant Date
Executive Officer	Date	(1)	(2)	Unit ($)(3)	Fair Value ($)(4)

Richard L. Federico	2/16/09	600,000	—	3.21	1,926,000
Robert T. Vivian	2/16/09	600,000	—	3.21	1,926,000
R. Michael Welborn	7/27/09	—	9,211	44.21	407,218
Mark D. Mumford	7/27/09	—	7,895	44.21	349,038

(1)	This column shows the number of cash-settled performance unit awards granted to the applicable named executive officers during fiscal 2009. All grants cliff vest after approximately three years.

(2)	This column shows the number of cash-settled stock-based awards granted to the applicable named executive officers during fiscal 2009. All grants cliff vest after three years.

(3)	This column shows the grant date fair value per unit of cash-settled stock-based awards and cash-settled performance units granted during fiscal 2009. See notes to Summary Compensation Table for details on the calculation of fair value.

(4)	This column shows the total grant date fair value of cash-settled stock-based awards and cash-settled performance units granted during fiscal 2009. The amounts shown in this column reflect the Company’s initial estimate of total accounting expense based on the grant date fair value of these awards to be recognized over the full three-year vesting term. Due to the cash-settlement feature of these awards, they are considered to be liability awards which require the fair value to be recalculated at the end of each reporting period with a cumulative expense adjustment recognized, if necessary.

Outstanding Share-Based Awards at Fiscal Year-End

The following table provides certain information with respect to the value of all unexercised options and other share-based awards previously awarded to the Company’s named executive officers as of January 3, 2010.

	OPTION AWARDS					OTHER SHARE-BASED AWARDS
	Number of	Number of
	Securities	Securities
	Underlying	Underlying				Number of	Value of
	Unexercised	Unexercised	Option	Option	Option	Unvested	Unvested
	Options (#)	Options (#)	Exercise	Vesting Date	Expiration	Shares/Units	Shares/Units	Vesting
Executive Officer	Exercisable	Unexercisable(1)	Price ($)(2)	(3)	Date	(#)(4)	($)(5)	Date(6)

Richard L. Federico	57,000	—	$15.000	6/23/2005	6/23/2010
	70,000	—	$19.235	7/2/2006	7/2/2011
	40,000	—	$30.570	7/26/2007	7/26/2012
	50,000	—	$45.990	7/25/2008	7/25/2013
	40,000	—	$43.970	7/23/2009	7/23/2014
	21,199	2,801	$56.990	7/29/2010	7/29/2015
	68,333	31,667	$30.050	7/28/2011	7/28/2016
						44,823	$1,699,240	10/27/2011
						600,000	$3,924,000	1/1/2012
Robert T. Vivian	60,000	—	$19.235	7/2/2006	7/2/2011
	35,000	—	$30.570	7/26/2007	7/26/2012
	45,000	—	$45.990	7/25/2008	7/25/2013
	40,000	—	$43.970	7/23/2009	7/23/2014
	22,083	2,917	$56.990	7/29/2010	7/29/2015
	39,633	18,367	$30.050	7/28/2011	7/28/2016
						35,000	$1,326,850	10/27/2011
						600,000	$3,924,000	1/1/2012
R. Michael Welborn	15,000	—	$32.930	4/3/2003	4/3/2012
	15,000	—	$39.540	4/9/2004	4/9/2013
	15,000	—	$50.050	4/26/2005	4/26/2014
	45,833	4,167	$58.500	5/6/2010	5/6/2015
	44,166	5,834	$56.990	7/29/2010	7/29/2015
	32,458	15,042	$30.050	7/28/2011	7/28/2016
	20,075	21,460	$33.570	7/30/2012	7/30/2017
						18,929	$717,598	10/27/2011
						9,211	$349,189	7/27/2012
Mark D. Mumford	53,749	21,251	$43.220	5/5/2011	5/5/2016
	5,398	2,502	$30.050	7/28/2011	7/28/2016
	17,565	18,778	$33.570	7/30/2012	7/30/2017
						16,832	$638,101	10/27/2011
						7,895	$299,299	7/27/2012

(1)	All options to purchase shares of common stock of the Company issued to the named executive officers are immediately exercisable. However, unvested shares are subject to a right of repurchase by the Company in the event of the executive’s termination of service with the Company. The amounts in this column represent the number of shares that were unvested at January 3, 2010.

(2)	Stock options are granted with an exercise price per share equal to the closing price of the Company’s common stock on the grant date.

(3)	Represents the date on which all options included in this award are vested. The Company grants stock option awards with a five-year vesting schedule. One-fifth (1/5) of the option award vests on the first anniversary of the grant date. The remainder of the option award vests in monthly increments over the subsequent four-year period.

(4)	Represents the number of unvested restricted stock awards, cash-settled stock-based awards and cash-settled performance unit awards, as applicable, at January 3, 2010. All executive officers were granted restricted stock awards during fiscal 2008. Mr. Federico and Mr. Vivian were each granted cash-settled performance unit awards during fiscal 2009. Mr. Welborn and Mr. Mumford were each granted cash-settled stock-based awards during fiscal 2009.

(5)	Represents the market value of the unvested restricted stock awards, cash-settled stock-based awards and cash-settled performance units, as applicable, at January 3, 2010. The market value of restricted stock awards and cash-settled stock-based awards was calculated based on the closing market price of the Company’s common stock as of January 3, 2010. The market value of the cash-settled performance units was calculated based on the estimated fair value as of January 3, 2010.

(6)	Represents the date on which shares/units will be fully vested. The Company grants restricted stock awards and cash-settled stock-based awards with a three-year cliff vesting schedule. Cash-settled performance unit awards have a vesting term of approximately three years.

Option Exercises and Stock Vested During Last Fiscal Year

During fiscal 2009, Mr. Federico was the only named executive officer who exercised stock options as the options were expiring during fiscal 2009. On February 20, 2009, Mr. Federico exercised 60,000 options that were granted on June 18, 1999 with an expiration date of June 18, 2009 and an exercise price of $11.375, for a realized value of $470,886. The value realized upon exercise is based on the difference between the market price of the Company’s common stock on the date of exercise and the exercise price of the stock option multiplied by the number of shares for which the option was exercised. Mr. Federico continues to hold 10,000 shares of the 60,000 options that he exercised.

Potential Payments upon Termination or Change in Control

As noted above, the Company has entered into employment agreements with each of its named executive officers that require the Company to provide them compensation in the event of a termination of employment or a change in control of the Company.

Termination For Cause

All of the employment agreements provide that if the named executive officer is terminated for “Cause”, the executive officer will be entitled to receive only his base salary then in effect, pro-rated to the date of termination.

For purposes of all the employment agreements, “Cause” is defined as: (a) Executive’s theft, dishonesty, or falsification of any Company documents or records; (b) Executive’s improper use or disclosure of Company’s confidential or proprietary information; (c) any action by Executive which has a detrimental effect on the Company’s reputation or business; (d) Executive’s failure to perform any reasonable assigned duties after written notice from Company of, and a reasonable opportunity to cure, such failure; (e) any material breach by Executive of this Agreement, which breach is not cured after written notice from Company of, and a reasonable opportunity to cure such breach; or (f) Executive’s conviction (including any plea of guilty or nolo contendere) of any criminal act which impairs Executive’s ability to perform Executive’s duties with Company.

Termination Without Cause or Termination for Good Reason

All of the employment agreements provide that if the named executive officer’s employment is terminated without Cause, the named executive officer will be entitled to a severance package consisting of the following:

•	a cash payment equal to: (a) the greater of one and one-half times the named executive officer’s base salary then in effect on the date of termination or the balance of executive’s base salary due for the remainder of the current term of the employment agreement, plus (b) one and one-half times the average cash bonus paid to the named executive officer for each of the years completed under the terms of his employment agreement;

•	accelerated vesting of all unvested portions of the named executive officer’s share-based compensation awards; and

•	continuation of group health insurance benefits for the greater of (a) the remainder of the current term of his employment agreement, or (b) one and one-half years (the “Continuation Period”); provided the Company’s insurance carrier allows for continuation. In the event the Company’s insurance carrier does not allow coverage continuation, the Company will pay the premiums required to continue the named executive officer’s group health care coverage for the Continuation Period, under the applicable provisions of the

Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), provided that the named executive officer elects to continue and remains eligible for these benefits under COBRA, and does not obtain health coverage through another employer.

Termination Upon Change of Control

All of the employment agreements provide that if the named executive officer’s employment is terminated without Cause or if the named executive officer terminates his employment for “Good Reason” within 24 months after a change in control (as defined in the employment agreement), the named executive officer will be entitled to a severance package consisting of the following:

•	a cash payment equal to: (a) the greater of two times the named executive officer’s base salary then in effect on the date of termination or the balance of the named executive officer’s base salary due for the remainder of the current term of the agreement; plus (b) the greater of two times (i) the average cash bonus paid to the named executive officer for each of the years completed under the terms of the agreement or (ii) the named executive officer’s annual target bonus;

•	accelerated vesting of all unvested portions of the named executive officer’s share-based compensation awards and the ability to exercise all stock options for a period of three years from the date of termination of employment provided that such extension does not cause the option exercise period to be extended beyond the expiration of the option term; and

•	continuation of group health insurance benefits for the greater of (a) the remainder of the current term, or (b) two years; provided the Company’s insurance carrier allows for continuation. In the event the Company’s insurance carrier does not allow such coverage continuation, the Company agrees to pay the premiums required to continue the named executive officer’s group health care coverage for the Continuation Period, under the applicable provisions of COBRA, provided that the named executive officer elects to continue and remains eligible for these benefits under COBRA, and does not obtain health coverage through another employer.

For purposes of all the employment agreements, “Good Reason” means any one or more of the following without the named executive officer’s written consent, (i) the assignment to the named executive officer of any duties, or any limitation of his responsibilities, substantially inconsistent with the his positions, duties, responsibilities and status with Company immediately prior to the date of the “Change in Control”; (ii) the relocation of the principal place of the officer’s service to a location that is more than fifty (50) miles from the officer’s principal place of service immediately prior to the date of the Change in Control, or the imposition of travel requirements substantially more demanding of the named executive officer than the travel requirements existing immediately prior to the date of the Change in Control; or (iii) any material failure by Company to pay, or any material reduction by Company of, the named executive officer’s cash compensation in effect immediately prior to the date of the Change in Control.

For purposes of all the employment agreements, a Change in Control is defined as any one of the following occurrences: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)), other than a trustee or other fiduciary holding securities of Company under an employee benefit plan of Company, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of the securities of Company representing more than 50% of (A) the outstanding shares of common stock of Company or (B) the combined voting power of the Company’s then-outstanding securities; (ii) the sale or disposition of all or substantially all of Company’s assets (or any transaction having similar effect is consummated); or (iii) Company is party to a merger or consolidation that results in the holders of voting securities of Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of Company or such surviving entity outstanding immediately after such merger or consolidation.

280G Tax Gross-Up

Upon a termination of a named executive officer after a Change in Control of the Company, each named executive officer may be subject to certain excise taxes pursuant to Section 280G of the Internal Revenue Code. Each of the employment agreements require the Company to reimburse the executive for such excise taxes. The total 280G tax gross-up amount in the tables below assumes that the executive is entitled to a full reimbursement by the Company for any excise taxes that are imposed upon the executive as a result of the change in control and is based upon a 280G excise tax rate of 20%. For purposes of the 280G calculation, it is assumed that no amounts will be discounted as attributable to reasonable compensation and no value will be attributed to the execution of a non-competition agreement by the executive.

The following table describes the potential payments upon termination without Cause or, after a change in control of the Company, termination without Cause or termination for Good Reason for each of the Company’s current named executive officers:

	Termination Without Cause			Termination Upon a Change in Control
	Cash	Acceleration of		Cash	Acceleration of
	Payment	Vesting of Equity	Benefits	Payment	Vesting of Equity	Benefits and
Name	($)(1)	Awards ($)(2)	($)(3)	($)(1)	Awards ($)(2)	Perquisites ($)

Richard L. Federico	2,575,308	8,387,769	22,070	2,964,400	8,387,769	22,070	(4)
Robert T. Vivian	2,121,627	7,910,842	14,732	2,424,391	7,910,842	1,075,724	(5)
R. Michael Welborn	939,486	1,278,154	18,576	1,252,648	1,278,154	697,943	(6)
Mark D. Mumford	844,496	1,038,563	15,980	1,125,995	1,038,563	491,408	(7)

(1)	Assumes a termination on January 3, 2010 and payments based on the base salary at January 3, 2010 and average annual incentive for fiscal 2009 and fiscal 2008 for each executive.

(2)	Calculated based on a termination on January 3, 2010 and the closing market price of the Company’s common stock on that date.

(3)	Reflects the costs related to the continuation of health benefits for the period specified above.

(4)	Includes $22,070 for the continuation of health benefits.

(5)	Includes $14,732 for the continuation of health benefits and $1,060,992 for a 280G excise tax gross-up.

(6)	Includes $24,768 for the continuation of health benefits and $673,175 for a 280G excise tax gross-up.

(7)	Includes $21,307 for the continuation of health benefits and $470,101 for a 280G excise tax gross-up.

Compensation of Directors

The Company reimburses non-employee directors for reasonable costs and expenses incurred in attending Board of Directors’ meetings. Each non-employee director receives annual compensation consisting of cash and share-based awards with a targeted aggregate value of $175,000. In addition, the lead independent director receives an annual retainer of $20,000, the Chair of the Audit Committee receives an annual retainer of $20,000, and the Chairs of the Compensation and Executive Development Committee and the Nominating and Corporate Governance Committee each receive an annual retainer of $10,000.

For fiscal 2009, each director had the option to determine the amount of cash received with a minimum of 25% and a maximum of 50% of the total compensation to be paid in cash. The balance of the compensation for each director was granted as share-based awards with each director having the option to choose between cash-settled stock appreciation rights and RCUs. The value of all share-based awards is calculated using the same method used by the Company in valuing its share-based compensation awards under GAAP. Consistent with past practice, share-based awards will continue to be made upon election of a new director and, in the case of continuing directors, upon their re-election at each Annual Meeting of the Company’s stockholders. Share-based awards vest in equal monthly increments over the course of the year following the grant date. At the option of each director, the cash payment associated with RCUs may be deferred until they cease serving on the Company’s Board of Directors. Cash payments are made in equal quarterly installments over the course of the year following each annual stockholder meeting. Directors who are not P.F. Chang’s employees also receive an annual “Lucky Cat Dining Card” which generally entitles each holder to $5,000 for use at any of the Company’s Bistro or Pei Wei restaurants.

For fiscal 2010, each director will have the option to determine the amount of cash received with a maximum of 50% of the total compensation to be paid in cash. The balance of the compensation for each director will be granted as restricted stock units. The value of share-based awards is calculated using the same method used by the Company in valuing its share-based compensation awards under GAAP. Consistent with past practice, share-based awards will continue to be made upon election of a new director and, in the case of continuing directors, upon their re-election at each Annual Meeting of the Company’s stockholders. Share-based awards vest in equal monthly increments over the course of the year following the grant date. At the option of each director, the issuance of shares underlying restricted stock units may be deferred until either (a) the date on which they cease serving on the board or (b) the earlier of (i) the third anniversary following grant date or (ii) the date on which they cease serving on the board.

The following table provides information with respect to the compensation of directors.

	Fees Earned or	Equity-Based
Name(1)	Paid in Cash(2)($)	Awards ($)(2)(3)	Total ($)

Kerrii B. Anderson	22,534	45,063	67,597
Lesley H. Howe	97,500	110,614	208,114
Dawn E. Hudson(4)	—	—	—
Kenneth A. May	43,750	190,946	234,696
M. Ann Rhoades	48,750	148,884	197,634
James G. Shennan, Jr.	102,500	109,806	212,306
Kenneth J. Wessels	43,750	119,370	163,120

(1)	Directors who are Company employees receive no additional compensation for serving on the Board of Directors. The compensation for Mr. Federico, Mr. Vivian and Mr. Welborn is reflected in the Summary Compensation Table.

(2)	For fiscal 2009, each director had the option to determine the amount of cash received with a minimum of 25% and a maximum of 50% of the total compensation paid in cash. The balance of the compensation for each director was awarded as share-based awards, with each director choosing between cash-settled stock appreciation rights and cash-settled stock-based awards.

(3)	This column represents total grant date fair value of cash-settled stock appreciation rights or cash-settled stock-based awards granted to each of the applicable directors. The fair value of cash-settled stock appreciation rights was calculated using a Black-Scholes option pricing model. The fair value of cash-settled stock-based awards was calculated based upon the sum of (a) the closing market price of the Company’s common stock on the grant date and (b) the estimated fair value of a hypothetical stock option calculated using a Black-Scholes option pricing model. The amounts shown in this column reflect the Company’s initial estimate of total accounting expense based on the grant date fair value of these awards to be recognized over the one-year vesting term. Due to the cash-settlement feature of these awards, they are considered to be liability awards which require the fair value to be recalculated at the end of each reporting period with a cumulative expense adjustment recognized, if necessary. Additionally, these amounts do not correspond to the actual value that may be recognized by the directors. The actual value, if any, that a director may realize upon vesting will depend on the market price of the Company’s stock on the settlement date, so there is no assurance that the value realized by a director will be at or near the value of the market price of the Company’s stock on the grant date.

(4)	Ms. Hudson joined the board in February 2010 and thus received no compensation in fiscal 2009.

The Company maintains stock ownership guidelines for its directors. Each director is required to make a cash investment of the Company’s stock at a level equal to their annual compensation of $175,000. In addition to shares that are owned, directors are able to count the value of unvested restricted shares, restricted stock units and RCUs, if any. In-the-money stock options are not counted towards this requirement. Existing directors have one year from the date of adoption to comply with these guidelines. New directors have four years from the date that they join the

Board to comply with these guidelines. The following table shows the status of each current director with respect to compliance with the Company’s stock ownership guidelines.

			Shares of
			Common	Percentage of
	Value Held	Excess/(Shortfall)	Stock	Common
	at March 1,	as of March 1,	Beneficially	Stock
Director	2010	2010	Owned(1)	Outstanding(1)

Kerrii B. Anderson(2)	$42,860	$(132,140)	1,000		*
Lesley H. Howe	442,658	267,658	83,201		*
Dawn E. Hudson(2)	—	(175,000)	—		*
Kenneth A. May	287,548	112,548	12,284		*
M. Ann Rhoades	482,604	307,604	84,551		*
James G. Shennan, Jr.	4,538,103	4,363,103	199,240		*
Kenneth J. Wessels	403,313	228,313	99,001		*

(1)	See Stock Ownership of Certain Beneficial Owners and Management table and related notes for further information regarding these amounts.

(2)	Ms. Anderson joined the board in October 2009 and Ms. Hudson joined the board in February 2010. Neither Ms. Anderson nor Ms. Hudson has yet served on the board for four years and each is working toward making the required investment.

*	Less than 1%

COMPENSATION AND EXECUTIVE DEVELOPMENT COMMITTEE REPORT

The Compensation and Executive Development Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION AND EXECUTIVE
DEVELOPMENT COMMITTEE

M. Ann Rhoades (Chairperson)
Kenneth A. May
James G. Shennan, Jr.

EQUITY COMPENSATION PLAN INFORMATION

Information about the Company’s equity compensation plans at January 3, 2010 was as follows:

			Number of
			Shares
			Remaining
	Number of Shares	Weighted	Available for
	to be Issued	Average Exercise	Future Issuance
	Upon Exercise of	Price of	under Equity
	Outstanding	Outstanding	Compensation
Plan Category	Options	Options	Plans(1)

Equity compensation plans approved by shareholders(1)	2,303,814	$39.77	1,046,940	(3)
Equity compensation plans not approved by shareholders(2)	118,963	$31.35	79,642

Total	2,422,777		1,126,582

(1)	Consists of five P.F. Chang’s stock plans: 1996 Stock Option Plan, 1997 Restaurant Management Stock Option Plan, Second Amended and Restated 1998 Stock Option Plan, Amended and Restated 1998 Employee Stock Purchase Plan and 2006 Equity Incentive Plan.

(2)	Consists of P.F. Chang’s 1999 Nonstatutory Stock Option Plan, which provides for discretionary grants of nonqualified stock options to the Company’s employees.

(3)	Includes 291,231 shares reserved for issuance under the Amended and Restated 1998 Employee Stock Purchase Plan.

RELATED PERSON TRANSACTIONS

Procedures for Approval of Related Person Transactions

Pursuant to the Company’s Business Ethics Policy and the charter of the Audit Committee, executive officers, directors and principal stockholders, including their immediate family members and affiliates, are prohibited from entering into related party transactions with the Company without the prior consent of the Audit Committee (or other independent committee of the Board of Directors in cases where it is inappropriate for the Audit Committee to review such transaction due to a conflict of interest). Any request for us to enter into a transaction with an executive officer, director, principal stockholder or any such person’s immediate family members or affiliates, in which the amount involved exceeds $120,000 must first be presented to the Audit Committee for review, consideration and approval. In approving or rejecting the proposed agreement, the Audit Committee will consider the relevant facts and circumstances available and deemed relevant, including but not limited to the risks, costs and benefits to us, the terms of the transaction, the availability of other sources for comparable services or products, and if applicable, the impact on a director’s independence. The Audit Committee shall approve only those agreements that, in light of the circumstances, are in the Company’s best interests, as the Audit Committee determines in the good faith exercise of its discretion.

Other than the agreements with the Company’s executive officers described in “Compensation Discussion and Analysis” above, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which the Company was or is to be a party in which the amount involved exceeds $120,000, and in which any director, executive officer or principal stockholder and immediate members of such person’s family or affiliates of such person had or will have a direct or indirect material interest.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s executive officers, directors and persons who beneficially own more than 10% of the Company’s common stock to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by such persons.

Based solely on the Company’s review of such forms furnished to the Company and written representations from certain reporting persons, the Company believes that all filing requirements applicable to the Company’s executive officers, directors and more than 10% stockholders were complied with and filed in a timely manner.

STOCKHOLDER PROPOSALS TO BE PRESENTED
AT NEXT ANNUAL MEETING

Stockholder proposals may be included in the Company’s proxy materials for an annual meeting so long as they are provided to us on a timely basis and satisfy certain other conditions established by the SEC, including specifically under Rule 14a-8 of the Exchange Act. To be timely, a proposal to be included in the Company’s proxy statement must be received at the Company’s principal executive offices, addressed to the Company’s Secretary, not less than 120 calendar days before the date of the Company’s proxy statement released to stockholders in connection with the previous year’s annual meeting. Accordingly, for a stockholder proposal to be included in the Company’s proxy materials for the Company’s 2011 Annual Meeting of Stockholders, the proposal must be received at the Company’s principal executive offices, addressed to the Company’s Secretary, not later than the close of business on December 22, 2010.

Stockholder proposals not intended for inclusion in the Company’s proxy materials for an annual meeting may be brought before the annual meeting so long as they are provided to us on a timely basis and satisfy certain other conditions set forth in the Company’s bylaws. To be timely, a proposal must be received at the Company’s principal executive offices, addressed to the Company’s Secretary, not earlier than the 120th day, and not later than the close of business on the 90th day, prior to the anniversary of the date of the previous year’s annual meeting of stockholders, except that if no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than 30 calendar days from the date of the previous year’s annual meeting as first specified in the Company’s notice of meeting (without regard to any postponements or adjournments of such meeting after such notice was first sent), notice by the stockholder to be timely must be so received not earlier than the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such annual meeting is first made by the Corporation. For the Company’s 2011 Annual Meeting of Stockholders, proper notice of business that is intended for inclusion in the Company’s proxy statement must be received not earlier than December 22, 2010, nor later than the close of business on January 21, 2011.

TRANSACTION OF OTHER BUSINESS

At the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

STOCKHOLDERS SHARING THE SAME LAST NAME AND ADDRESS

To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding Company stock, but sharing the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders of record who have the same address and last name will receive only one copy of our Notice of Internet Availability of Proxy Materials and, as applicable, any additional proxy materials that are delivered pursuant to a request by such stockholders until such time as one or more of these stockholders notifies us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you received a householded mailing this year and you would like to have additional copies of the Notice of Internet Availability of Proxy Materials, or the Company’s annual report and/or proxy statement if you requested such materials, mailed to you, or you would like to opt out of this practice for future mailings, please submit your request to Investor Relations via e-mail at investorrelations@pfcb.com, by mail to Investor Relations, P.F. Chang’s China Bistro, 7676 E. Pinnacle Peak Road, Scottsdale, AZ 85255 or call at (480) 888-3000. The Company will promptly send additional copies of the Notice of Internet Availability of Proxy Materials, the annual report and/or proxy statement and related materials, as applicable, upon receipt of such request. You may also contact the Company if you received multiple copies of the Notice of Internet Availability of Proxy Materials, the annual report and/or the proxy statement and related materials and would prefer to receive a single copy in the future. Please note that if you simply want to receive a paper proxy or voting instruction form or other proxy materials for purposes of this year’s Annual Meeting, you should follow the instructions included in the Notice of Internet Availability of Proxy Materials that was sent to you.

By Order of the Board of Directors,

/s/ RICHARD L. FEDERICO
Richard L. Federico
Chairman of the Board of Directors
and Co-Chief Executive Officer

March 12, 2010

VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. P.F. CHANG’S CHINA BISTRO, INC. 7676 E. PINNACLE PEAK RD Electronic Delivery of Future PROXY MATERIALS SCOTTSDALE, AZ 85255 If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet 1 Investor Address Line 1 and, when prompted, indicate that you agree to receive or access proxy materials Investor Address Line 2 electronically in future years. Investor Address Line 3 1 1 OF Investor Address Line 4 VOTE BY PHONE - 1-800-690-6903 Investor Address Line 5 Use any touch-tone telephone to transmit your voting instructions up until 11:59 John Sample P.M. Eastern Time the day before the cut-off date or meeting date. Have your 1234 ANYWHERE STREET 2 proxy card in hand when you call and then follow the instructions. ANY CITY, ON A1A 1A1 VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. CONTROL # 000000000000 NAME THE COMPANY NAME INC. — COMMON SHARES 123,456,789,012.12345 THE COMPANY NAME INC. — CLASS A 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS B 123,456,789,012.12345 THE COMPANY NAME INC. — CLASS C 123,456,789,012.12345 THE COMPANY NAME INC. — CLASS D 123,456,789,012.12345 THE COMPANY NAME INC. — CLASS E 123,456,789,012.12345 THE COMPANY NAME INC. — CLASS F 123,456,789,012.12345 THE COMPANY NAME INC. — 401 K 123,456,789,012.12345 x PAGE 1 OF 2 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. The Board of Directors recommends you vote FOR the following proposal(s): 1. Election of Directors For Against Abstain 1a Kerrii B. Anderson 0 0 0 1b Richard L. Federico 0 0 0 The Board of Directors recommends you vote FOR the following proposal(s): For Against Abstain 1c Lesley H. Howe 0 0 0 2 Appointment of KPMG LLP as independent auditors 0 0 0 for the year ending January 2, 2011. 1d Dawn E. Hudson 0 0 0 3 Approval of adjournment of the meeting to 0 0 0 solicit additional proxies. 1e Kenneth A. May 0 0 0 NOTE: Such other business as may properly come before the meeting or any adjournment thereof. 1f M. Ann Rhoades 0 0 0 1g James G. Shennan, Jr. 0 0 0 1h Robert T. Vivian 0 0 0 1i R. Michael Welborn 0 0 0 1j Kenneth J. Wessels 0 0 0 Investor Address Line 1 Investor Address Line 2 R2.09.05.010 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 Please sign exactly as your name(s) appear(s) hereon. When signing as 1 John Sample 0000044185 attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must 1234 ANYWHERE STREET sign. If a corporation or partnership, please sign in full corporate or ANY CITY, ON A1A 1A1 partnership name, by authorized officer. SHARES CUSIP # JOB # SEQUENCE # Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com . P.F. CHANG’S CHINA BISTRO, INC. Annual Meeting of Shareholders April 22, 2010 8:00 AM This proxy is solicited by the Board of Directors Meeting Details P.F. ChangÕs China Bistro 7676 E. Pinnacle Peak Road Scottsdale, Arizona 85255 Proxy Solicited by Board of Directors for Annual Meeting to be held on April 22, 2010 Richard L. Federico and Robert T. Vivian, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of P.F. ChangÕs China Bistro, Inc. to be held on April 22, 2010 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of Directors, FOR appointment of KPMG LLP as independent auditors for the year ending January 2, 2011 and FOR adjournment of the meeting, if necessary, to solicit R2.09.05.010 additional proxies. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the 2 meeting. 0000044185 Continued and to be signed on reverse side